AMENDED AND RESTATED

AMENDMENT NUMBER 2 TO

SERVICES AGREEMENT

This Amended and Restated Amendment Number 2 (this "Amendment") dated as of September __, 2007 to the SERVICES AGREEMENT (the "Agreement") dated as of September 24, 2006 and amended by the Amendment Number 1 dated March 2, 2007 (the "First Amendment"), is made by and between Sharper Image Corporation, a Delaware corporation ("Sharper Image"), Jerry W Levin and JW Levin Partners LLC, Delaware limited liability company ("JWL Partners").

Recitals:

WHEREAS, the parties hereto desire to enter into this Amendment to extend the time period for which Jerry W. Levin and JWL Partners will provide services to Sharper Image as set forth herein.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Amendment hereby agree as follows:

    Section 1 of the Agreement is amended by adding the following at the end: "Notwithstanding the amendment to Section 1 of the Agreement pursuant to the First Amendment, during the Term, Jerry W. Levin shall be Chairman of the Board of Directors."
    Section 2(c) of the Agreement is amended by adding in the second sentence after "Jerry W. Levin in his capacity as a consultant", the following "or as Chairman of the Board". Section 4(c) of the Agreement is amended by adding in the third sentence after "Jerry W. Levin in his capacity as a consultant", the following "or as Chairman of the Board". Section 17 of the Agreement is amended by adding in after "except that matters related to Jerry W. Levin in his capacity as Interim CEO and/or as a director" the following "or as Chairman of the Board". Sections 7(a), 8(a), 8(c), 9, 10(b) (clauses (i) and (ii)), 11 and 14 shall also apply to Jerry W. Levin in his capacity as Chairman of the Board.
    Section 3(a) of the Agreement is deleted and replaced by the following: "The term of this Agreement (the "Term") shall be from the date of this Agreement through and including January 31, 2009. For purposes of this Agreement, September 25, 2007 shall be referred to as the "First Anniversary".
    The reference to 60 days in Section 3(b)(vi) and 30 days in Section 3(b)(vii) are replaced with 90 days. In Section 4(e)(i), the reference to Section 3(b)(vii) is deleted. In Section 4(e)(ii), a reference to Section 3(b)(vii) is added at the end of the following clause in the second line: "Section 3(b)(iii), 3(b)(iv), or 3(b)(vi)".
    Sections 3(b), 4(e), 4(e)(i) and 4(e) (ii) of the Agreement are amended by replacing the references to "First Anniversary" with "January 31, 2009".
    Section 4(a) of the Agreement is amended by adding a new subsection (iii).

    "(iii) In addition to the other payments provided for in this Section 4, JWL Partners will be paid the following payments:

        On September 25, 2007 (the "September 2007 Grant"), options shall be granted under the 2000 Plan as follows: (A) options to purchase 60,000 shares granted to Jerry W. Levin; (B) Options to purchase 20,000 shares granted to Isko; and (C) Options to purchase 20,000 shares granted to Popson. On September 25, 2008 (the "September 2008 Grant"), options shall be granted under the 2000 Plan as follows: (A) options to purchase 20,001 shares granted to Jerry W. Levin; (B) Options to purchase 6,666 shares granted to Isko; and (C) Options to purchase 6,666 shares granted to Popson.

    Each Option will have an exercise price equal to the "fair market value" (as defined in the 2000 Plan) of the Common Stock on the date of grant and a term of 10 years. The Options granted pursuant to the September 2007 Grant and the September 2008 Grant will become exercisable as follows: 50% upon grant and 50% upon the earliest to occur of (x) a Change of Control during the Term, (y) January 31, 2009 if the Term has not terminated previously, and (z) the termination of the Term pursuant to Section 3(b)(i), (ii), (v) or (vii). In the event of a termination of the Term by Sharper Image pursuant to Section 3(b)(iii) or (iv) or by JWL Partners pursuant to Section 3(b)(vi), no additional Options granted pursuant to the September 2007 Grant or the September 2008 Grant shall become exercisable following such termination of the Term. Options granted pursuant to the September 2007 Grant and the September 2008 Grant that have become exercisable shall remain exercisable until the earlier of (1) starting from the date of his retirement as a director of Sharper Image, the expiration of a period of time equal to the number of years of service of Jerry W. Levin as a director of Sharper Image, but not less than three years or (2) the expiration of such Options' ten-year term. The Options granted pursuant to the September 2007 Grant and the September 2008 Grant will be transferable to the extent permitted by Article Two, Section I, Paragraph F, of the 2000 Plan. Each share of Common Stock issued upon exercise of an Option by the recipient in accordance with its terms will be fully paid and non-assessable and listed on the securities exchange or quotation system where the Common Stock is traded and the issuance thereof will be registered under the federal and applicable state securities. The Common Stock issued upon exercise of an Option shall not be "unvested shares of Common Stock" referenced in Article Two, Section I, Paragraph E of the 2000 Plan. Except as set forth in this Agreement, the Options granted pursuant to the September 2007 Grant and the September 2008 Grant shall have the terms and conditions set forth in the 2000 Plan."

    The Options granted on September 25, 2006 and March 8, 2007 pursuant to the Services Agreement are amended to provide that they shall remain exercisable until the earlier of (1) starting from the date of his retirement as a director of Sharper Image, the expiration of a period of time equal to the number of years of service of Jerry W. Levin as a director of Sharper Image, but not less than three years or (2) the expiration of such Options' ten-year term.
    Any amendment to this Agreement shall be in writing and signed by the parties hereto.
    This Amendment (and all matters related to this Amendment, including tort and other claims) shall be construed and interpreted in accordance with the laws of the State of New York, without regard for the rules of conflicts of laws thereunder.

    This Amendment may be executed in several counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument. The parties hereto may deliver this Agreement by facsimile and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.
    The Agreement, as modified by this Amendment, and the documents referenced in the Agreement constitute the full and entire understanding and agreement among the parties hereto with regard to the subject matter hereof.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

SHARPER IMAGE CORPORATION

By: /s/ Steven A. Lightman

Name: Steven A. Lightman

Title: President and Chief Executive Officer

JW LEVIN PARTNERS LLC

By: /s/ Jerry. W Levin

Name: Jerry W. Levin

Title: Chairman and Chief Executive Officer